                                    FILED PURSUANT TO RULE 424(b)(3) & 424(b)(5)
                                    Registration No. 333-24773

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 22, 1997)

                   [COMMERCIAL NET LEASE REALTY, INC. LOGO]

                                688,172 SHARES
                      COMMERCIAL NET LEASE REALTY, INC.
                                 COMMON STOCK
                        ------------------------------
     Commercial Net Lease Realty, Inc. (the "Company") is a fully integrated real estate investment trust that acquires, owns and manages a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses generally under full-credit, long-term commercial net leases. As of December 31, 1997, the Company owned 236 net-leased properties and a 20 percent ownership interest in nine additional properties held in an unconsolidated partnership (together, the "Properties"). The Properties were acquired for an aggregate purchase price of approximately $561 million, contain an aggregate of approximately 4.6 million square feet of gross leasable area, are located in 37 states and have an average remaining lease term of approximately 14 years. See "Properties."

     The 688,172 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") offered hereby (the "Offering") are being sold by the Company. The Common Stock is traded on the New York Stock Exchange under the symbol "NNN." The last reported sale price of the Common Stock on the New York Stock Exchange on February 18, 1998 was $17.4375. See "Price Range of Common Stock and Dividends" and "Description of Common Stock" contained in the accompanying Prospectus.

     SEE "RISK FACTORS" FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK COMMENCING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                PRICE TO             UNDERWRITING           PROCEEDS TO
                                                 PUBLIC              DISCOUNTS(1)            COMPANY(2)

------------------------------------------------------------------------------------------------------------
Per Share..............................         $17.4375                $0.87                 $16.5675
------------------------------------------------------------------------------------------------------------
Total..................................       $11,999,999              $598,710             $11,401,289
============================================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P. at an aggregate purchase price of $11,521,307, resulting in aggregate commissions of $120,018. See "Underwriting."
(2) Before deducting expenses of the Offering estimated at $50,000, payable by the Company.

                         ------------------------------

     The shares of Common Stock are offered by the Underwriter named herein, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriter, subject to certain conditions. It is expected that delivery of the shares of Common Stock will be made on or about February 23, 1998, in New York, New York.
                         ------------------------------
                           A.G. EDWARDS & SONS, INC.
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 19, 1998

                      (This page intentionally left blank)

     The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, or incorporated herein or therein by reference. As used herein, the term "Inclusive Cost" means all costs related to acquisitions, including but not limited to the purchase price, legal fees and expenses, commissions and title insurance.

                                  THE COMPANY

GENERAL

     Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), is a fully integrated real estate investment trust (a "REIT") formed in 1984 that acquires, owns and manages a diversified portfolio (the "Company Portfolio") of high-quality, single-tenant, freestanding properties leased to major retail businesses generally under full-credit, long-term commercial net leases. As of December 31, 1997, the Company owned 236 net-leased properties and a 20 percent ownership interest in nine additional properties held in an unconsolidated partnership (together, the "Properties") acquired for an aggregate purchase price of approximately $561 million and having an annualized cash on cost return (on an Inclusive Cost basis) of approximately 10.5 percent. The Properties are leased to 48 tenants in 37 states and contain an aggregate of approximately 4.6 million square feet of gross leasable area ("GLA").

     The Company focuses on acquiring freestanding properties that are located within intensive commercial corridors near traffic generators such as regional malls, business developments and major thoroughfares. These properties, which generally have purchase prices of up to $7.5 million, attract a wide array of established retail tenants, such as Barnes & Noble, Eckerd Drug and OfficeMax. Consequently, management believes that such properties offer attractive opportunities for stable current return and potential capital appreciation. In addition, management believes that the location and design of properties in this niche provide flexibility in use and tenant selection and an increased likelihood of advantageous re-lease terms upon expiration or early termination of the related leases.

     Properties acquired by the Company are generally newly constructed as of the time of acquisition. In addition, the Company generally acquires properties that are subject to a lease in order to avoid the risks inherent in initial leasing. The Company's leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance ("triple-net" leases), and generally also provide that the tenant is responsible for roof and structural repairs. The Company's leases typically do not limit the Company's recourse against the tenant and any guarantor in the event of a default and for this reason are considered "full-credit" leases. The Properties are leased on a long-term basis, generally 15 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1997, the average remaining initial lease term of the Properties was approximately 14 years. Leases representing approximately 90 percent of annualized base rental income from the Properties (the "Base Rent") for the year ended December 31, 1997, have initial terms extending until at least December 31, 2007. Approximately 83 percent of Base Rent is derived from leases that provide for periodic, contractually fixed increases in base rent.

     The principal office of the Company is located at 400 East South Street, Suite 500, Orlando, Florida 32801, and the Company's telephone number is (407) 422-1574.

THE ADVISOR

     From July 1992 through December 31, 1997, CNL Realty Advisors, Inc. (the "Advisor") was the Company's external advisor. The Advisor was a majority owned subsidiary of CNL Group, Inc. ("CNL Group"), a diversified real estate company with expertise in commercial net-leased investments that currently owns and manages, either directly or through affiliates (collectively, "CNL Affiliates"), a property portfolio with a cost in excess of $800 million. Under the direction of the Company's Board of Directors, the Advisor had responsibility for the day-to-day operations of the Company, including investment analysis, acquisitions, due diligence, asset management and accounting services. Management of the Company believed that the

Advisor's extensive experience and long-term relationships throughout the commercial net-leased property industry benefited the Company in selecting, acquiring and managing its properties, thereby providing the Company with a competitive advantage in the management and operation of its real estate assets and in the identification of attractive investments.

     Historically, the Company did not have a large enough asset base to provide the economies of scale needed to support efficiently the extensive general and administrative expenses of an in-house management team. As a result, the Advisor has incurred the full expense of a management and acquisition team while receiving advisory and acquisition fees that have offset this expense. In 1997, however, due to the Company's growth, management believed that the efficiencies derived from being externally advised had diminished and that it would be more cost effective to become self-administered. As a result, on May 15, 1997, the Board of Directors of the Company unanimously approved an agreement and plan of merger with the Advisor, which when approved by the stockholders of the Company on December 18, 1997 at the 1997 annual meeting of stockholders, resulted in the Company becoming a self-administered and self-managed real estate investment trust (the "Advisor Transaction"). The Advisor Transaction was completed on January 1, 1998. The agreement provided for the merger of the Advisor into a wholly owned subsidiary of the Company pursuant to which all of the outstanding common stock of the Advisor was exchanged for 220,000 shares of Common Stock of the Company and the right, based upon the Company's continued growth in assets for a period of up to five years, to receive up to 1,980,000 additional shares of the Company's Common Stock. In addition, upon the consummation of the Advisor Transaction, all personnel employed by the Advisor became employees of the Company. Following the consummation of the Advisor Transaction, the agreement with the Advisor and the obligation of the Company to pay any fees thereunder was terminated. For a complete description of the Advisor Transaction, see the Company's Proxy Statement dated November 13, 1997 for the Company's 1997 annual meeting of stockholders.

                              RECENT DEVELOPMENTS

COMPLETED PROPERTY ACQUISITIONS

     Between January 1, 1997 and December 31, 1997, the Company acquired 47 properties (42 land and building parcels plus five land only parcels) and purchased three new buildings constructed by the tenant on three previously acquired land parcels for an aggregate purchase price of approximately $181 million (on an Inclusive Cost basis). These 47 properties and three buildings have approximately 1.4 million square feet of GLA, provide approximately $18.0 million in annualized Base Rent with a resulting annualized cash on cost return (on an Inclusive Cost basis) of approximately 10.5 percent, and were financed by the proceeds from the Company's $200 million credit facility (the "Credit Facility"). Four new properties were acquired for approximately $8 million in September 1997 through a limited partnership (the "Partnership") in which a wholly-owned subsidiary of the Company is the sole general partner and owns a 20 percent interest. The Partnership also acquired five properties from the Company for approximately $23 million. The Company accounts for its 20 percent interest in the Partnership under the equity method of accounting.

FINANCIAL PERFORMANCE

     Net income and funds from operations have increased from approximately $19.8 million and $22.6 million, respectively, for the year ended December 31, 1996, to approximately $30.4 million and $34.2 million, respectively, during the same period in 1997. In addition, net income and funds from operations have increased from approximately $6.2 million and $7.0 million, respectively, for the quarter ended December 31, 1996, to approximately $8.8 million and $9.8 million, respectively, during the same period in 1997. The Company has adopted the NAREIT definition of funds from operations. Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs. Management considers funds from operations an appropriate measure of performance of an equity

REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

MERGER WITH THE ADVISOR

     On May 15, 1997, the Board of Directors of the Company unanimously approved an agreement and plan of merger with the Advisor, which when approved by the stockholders of the Company on December 18, 1997 at the 1997 annual meeting of stockholders, resulted in the Company becoming a self-administered and self-managed real estate investment trust. The Advisor Transaction was completed on January 1, 1998. The agreement provided for the merger of the Advisor into a wholly owned subsidiary of the Company pursuant to which all of the outstanding common stock of the Advisor was exchanged for 220,000 shares of Common Stock of the Company and the right, based upon the Company's continued growth in assets for a period of up to five years, to receive up to 1,980,000 additional shares of the Company's Common Stock. For a complete description of the Advisor Transaction and the conditions to closing, see the Company's Proxy Statement dated November 13, 1997 for the Company's 1997 annual meeting of stockholders.

SALE OF COMMON STOCK

     In September 1997, the Company completed sales of an aggregate of 3,645,680 shares of common stock in two offerings, to two institutional investors generating net proceeds of approximately $55 million. In addition, in December 1997, the Company completed the sale of 882,353 shares of common stock to an institutional investor generating net proceeds of approximately $14 million. The Company used the net proceeds of the three stock offerings to repay indebtedness outstanding under the Credit Facility and to acquire additional properties.

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     In addition to approving the Advisor Transaction at the Company's 1997 annual meeting of stockholders, the stockholders approved an amendment to the Company's articles of incorporation, whereby the authorized shares of Common Stock of the Company was increased from 50,000,000 shares to 90,000,000 shares.

                                   PROPERTIES

     The Company typically acquires, owns and manages freestanding properties leased to individual tenants. The properties typically are located within intensive commercial traffic corridors near traffic generators such as regional malls, business developments and major thoroughfares. Management believes that properties with these characteristics are desired by tenants because they offer high visibility to passing traffic, ease of access, tenant control over the site's hours of operation and maintenance standards and distinctive building design which promotes greater customer identification. In addition, management believes that freestanding properties permit tenants to open new stores quickly due to the shorter development cycles generally associated with such properties and provide tenants with flexibility in responding to changing retail trends.

     Management also believes that many retailers interested in occupying freestanding single-tenant properties of the type acquired by the Company prefer to lease rather than own such properties, which enables them to allocate their capital to their core businesses rather than real estate. Additionally, management believes the Company's ability to provide targeted established retailers with nationwide sale/leaseback financing on a number of properties adds additional efficiency and value to retailers and the Company. To avoid some of the risks associated with property ownership, the Company structures its leases on a triple-net or similar basis under which tenants bear the principal portion of the financial and operational responsibility for the properties. Management believes that leases structured on this basis provide the Company with a stable current return and the potential for capital appreciation of its assets.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully review the following considerations in determining whether to acquire the Common Stock offered hereby.

DEPENDENCE ON MAJOR TENANTS

     Eckerd Drug accounted for approximately 12.4 percent of Base Rent as of December 31, 1997. The next five largest tenants (Barnes & Noble, Best Buy, OfficeMax, Borders Books & Music and HomePlace), in terms of Base Rent as of December 31, 1997, accounted for an aggregate of approximately 33.5 percent of Base Rent. The default, financial distress or bankruptcy of one or more of these tenants could cause vacancies among certain of the Properties, which would reduce the revenues of the Company until the affected Properties are re-let, and could decrease the ultimate sale value of each such Property. HomePlace recently filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, HomePlace has the right to reject or affirm one or more of its leases with the Company. While, as of the date of the Prospectus Supplement, HomePlace has not rejected any leases with the Company, there can be no assurance that rejections of one or all of the leases will not occur in the future. As of December 31, 1997, HomePlace leased five properties which accounted for 4.9 percent of the Company's annual Base Rent. Upon the expiration of the leases that are currently in place, the Company may not be able to re-lease a vacant Property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing.

CONFLICTS OF INTEREST

     Certain officers and directors of the Company currently are engaged, and in the future are expected to engage, in the management of other entities that invest in real estate, and in other business activities. Competition therefore will exist in the allocation of such directors' and officers' management time, services and functions among the Company and the various other entities in which such directors and officers are involved. The Company's bylaws require that any decision by the Company with respect to the purchase or sale of real property or the leasing of the Company's real property is subject to the approval of the Independent Directors and the Board of Directors. The Company's bylaws also require that transactions between the Company and its directors or executive officers, or between the Company and any entity in which one of the Company's directors or executive officers is a director or executive officer or has a material financial interest, be approved by a majority of the directors not interested in the transaction.

     James M. Seneff, Jr. and Robert A. Bourne, directors and officers of the Company, also are associated with various CNL Affiliates that are involved in the sale of interests in, and management of, entities that currently invest primarily in triple-net leased properties. One or more of these CNL Affiliates from time to time may acquire properties that also would be appropriate investments for the Company. At such time as the Company wishes to acquire a property that also would be suitable for acquisition by a CNL Affiliate, a conflict of interest could develop. Messrs. Seneff and Bourne, as directors of the Company, have a fiduciary obligation to act in the best interest of the stockholders of the Company and, as principals of the CNL Affiliates, to act in the best interest of the investors in such CNL Affiliates.

     CNL Group, Inc., Messrs. Seneff and Bourne have granted the Company a right of first refusal to consider and acquire any freestanding retail properties (other than restaurant properties) that become available for acquisition by them or any other CNL Affiliate. No similar right of first refusal has been requested by or granted to the Company as to restaurant properties, due primarily to the Company's focus on diversifying into retail segments other than the restaurant segment. Management of the Company believes that, to the extent conflicts develop with respect to particular restaurant properties, such conflicts should not have a material adverse effect on the Company, although there can be no assurance in this regard.

MORTGAGE INDEBTEDNESS; INTEREST RATE FLUCTUATIONS; FINANCING RISKS

     All borrowings under the Company's Credit Facility bear interest at variable rates equal to, at the Company's option, either (i) LIBOR plus 1.5 percent or (ii) the lender's prime rate in effect from time to time. If the variable rate index associated with such indebtedness increases, interest payments on this variable rate debt also will increase, which will result in a decrease in funds available for distribution to stockholders. In December 1996, the Company entered into an agreement to limit interest charged to the Company to a 30-day LIBOR rate of 6.9 percent per annum on a notional amount of $30 million. This interest rate cap agreement is effective through December 1999. At this time, management has not entered into other interest rate cap or swap agreements, although management intends to enter into such agreements in the future. Management will continue to evaluate the desirability of these agreements from time to time.

     As of December 31, 1997, 45 properties owned by the Company secured the repayment of approximately $56.7 million of mortgage indebtedness. The Company's inability to repay such indebtedness at maturity or inability to refinance such indebtedness on acceptable terms, may force the Company to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders.

     The Company's ability to expand and, to the extent funded with debt, to maintain the Company Portfolio is dependent upon its access to capital at costs which permit it to derive positive returns from its investments. There is no assurance the Company will at all times have such access. Advances under the Credit Facility are secured by a collateral assignment of rents and leases of 135 properties owned by the Company. The Company has agreed under the Credit Facility that it will not encumber these properties or incur additional indebtedness, subject to certain exceptions, without the lenders' consent. These covenants may limit the Company's ability to obtain additional financing during the term of the Credit Facility.

     The organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate the Company's current debt policy. If this policy were changed, the Company could become highly leveraged, resulting in an increase in debt service that could adversely affect the Company's revenues and its ability to make distributions to stockholders.

POTENTIAL EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     The market price of equity securities of publicly-traded companies is determined in part by the attractiveness of the yield on such securities in relation to prevailing market interest rates. An increase in market interest rates generally may lead prospective purchasers of the Common Stock to demand a higher anticipated annual yield from future dividends, which, in turn, may adversely affect the market price of the Common Stock. Moreover, the market value of the Common Stock could be substantially and adversely impacted by changes in general market conditions or fluctuations in the market for equity securities.

RELIANCE ON MANAGEMENT

     The Company depends upon the services of Mr. Seneff, as Chairman of the Board of Directors and Chief Executive Officer of the Company, and of Gary M. Ralston, as President of the Company. Loss of the services of either of Mr. Seneff or Mr. Ralston could have a material adverse effect on the Company's business and financial condition. In addition, the loan agreement for the Company's Credit Facility contains a covenant requiring that no material change in the Company's senior management occur during the term of the Credit Facility.

     Upon the consummation of the Advisor Transaction, Mr. Seneff, as Chief Executive Officer of the Company, and Mr. Ralston, as President of the Company, executed employment agreements with the Company. Mr. Seneff's employment agreement does not require that he devote all of his efforts to the Company nor is it expected that he will devote all of his efforts to the Company.

ENVIRONMENTAL MATTERS

     It is the Company's policy, as part of its acquisition due diligence process, at least to obtain a Phase I environmental site assessment for each property, which generally involves inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions. Where the Company believes the results of a Phase I environmental site assessment warrant further investigation, the Company has undertaken in the past, and will undertake in the future, a Phase II environmental site assessment, which generally involves testing of soil, groundwater or other media or conditions. In the event that an environmental site assessment indicates that a problem or a potential problem exists, the Company generally would elect not to purchase the property or, if the Company believes that the problem is not material, may purchase the property and require the seller to (i) remediate the problem prior to the Company's purchase of the property, (ii) indemnify the Company for environmental liabilities, or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. A number of the Company's leases provide that the Company retains liability for certain specified environmental problems, or for all environmental problems, on a property unless such problem was caused by an act or omission by the tenant. Some of the Company's leases require the tenant to indemnify the Company for environmental liabilities. There can be no assurance, however, that such indemnities from the tenant, the seller or the responsible party, as the case may be, would be available or uncontested if liabilities arise.

     All of the Properties have been subjected to Phase I environmental site assessments, other than the 28 properties leased to Golden Corral Corporation (the "Golden Corral Properties") which were acquired under agreements executed before Phase I environmental site assessments became common practice, four of which have been sold. In 1994, the Company obtained a review by an environmental consultant of environmental regulatory databases containing a compilation of information by federal and state environmental agencies regarding sites reported to be contaminated to determine the status of the Golden Corral Properties. The Company was advised by its consultant that none of the Golden Corral Properties was identified in those databases. There can be no assurance, however, that such databases contain a complete and total list of all contaminated sites reported by federal and state environmental agencies.

     The Company is not aware of any environmental liability with respect to any Property in the Company Portfolio that it believes would have a material adverse effect on the Company's assets or financial condition.

                                USE OF PROCEEDS

     The net proceeds from the Offering are estimated to be approximately $11.4 million, after deducting estimated Offering expenses. The Company intends to use the net Offering proceeds to repay $11.4 million outstanding under the Credit Facility, which will result in the Company having approximately $108.2 million outstanding and approximately $91.8 million available for future borrowings under the Credit Facility. Borrowings outstanding under the Credit Facility, which expires on June 30, 1999, currently bear interest at a rate of LIBOR plus
1.5 percent.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock has been traded on the New York Stock Exchange under the symbol "NNN" since January 7, 1994. For each calendar quarter indicated, the following table reflects the respective high and low sales prices for the Common Stock and the dividends per share paid in each such period.

                                                                                PRICE
                                                                  ---------------------------------
                                                                    HIGH        LOW       DIVIDENDS
                                                                  --------    --------    ---------
YEAR ENDED DECEMBER 31, 1995
  First Quarter................................................   $12.5000    $11.7500      $0.29
  Second Quarter...............................................    13.7500     11.8750       0.29
  Third Quarter................................................    13.6250     12.1250       0.29
  Fourth Quarter...............................................    13.3750     12.5000       0.29
YEAR ENDED DECEMBER 31, 1996
  First Quarter................................................   $13.3750    $12.7500      $0.29
  Second Quarter...............................................    14.0000     12.7500       0.29
  Third Quarter................................................    14.2500     13.3750       0.30
  Fourth Quarter...............................................    16.3750     13.3750       0.30
YEAR ENDED DECEMBER 31, 1997
  First Quarter................................................   $16.1250    $14.3750      $0.30
  Second Quarter...............................................    15.5000     13.8750       0.30
  Third Quarter................................................    16.8750     15.0000       0.30
  Fourth Quarter...............................................    18.1875     15.3125       0.30
YEAR ENDED DECEMBER 31, 1998
  First Quarter (through February 18, 1998.....................    18.3125     16.8750       0.30

     The last reported sale price of the Common Stock on the New York Stock Exchange on February 18, 1998 was $17.4375. As of February 17, 1998, there were 1,539 stockholders of record of the Common Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This discussion supplements the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations." On August 5, 1997, the President signed into law the Taxpayer Relief Act of 1997 (the "Act"), which contains provisions affecting the qualification and taxation of REITs and which provisions will apply to the Company beginning with its 1998 taxable year. The relevant REIT-related provisions of the Act are summarized in this paragraph. First, the Act repeals the 30 percent gross income test. Second, under the Act, the Company may elect to retain and pay income tax on its net long-term capital gains. If the Company so elects, each shareholder will take into income his share of the retained capital gain as long-term capital gain and will receive a credit or refund for his share of the tax paid by the Company. The shareholder will increase the basis of his shares of the Company by an amount equal to the excess of the retained capital gain included in his income over the tax deemed paid by him. Third, under the Act, the Company may render a minimal amount of impermissible "noncustomary" services to tenants and still treat the rent received from that property as "rents from real property," as long as the amount received for the services, or management or operation, during any taxable year does not exceed one percent of the Company's total receipts from the property during that year. For purposes of the foregoing, the amount attributable to any impermissible service, or management or operation, will be equal to at least 150 percent of the Company's direct cost for performing the service, management, or operation. Fourth, under the Act, the Company will not lose its REIT status for failing to send out shareholder demand letters in any year. Instead, the Company will incur a $25,000 penalty ($50,000 for intentional violations). Fifth, if the Company complies with the requirements for ascertaining the ownership of its outstanding shares (including by sending out shareholder demand letters) and does not know or have reason to know that it has violated the 5/50 rule (i.e., the rule that no more than 50 percent in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year), it will be treated as satisfying the 5/50 rule. Sixth, the Company may treat any wholly-owned corporation as a "qualified REIT subsidiary" regardless of whether the Company always has owned 100 percent of the stock of the corporation.

     The Act also changed the maximum tax rates on capital gains applicable to noncorporate taxpayers. For capital gain taken into account after July 28, 1997, the maximum tax rate on long-term capital gains applicable to noncorporate taxpayers is 28 percent for sales and exchanges of assets held for more than one year, but not more than 18 months, and 20 percent for sales and exchanges of assets held for more than 18 months. The maximum tax rate applicable to noncorporate taxpayers on long-term capital gain from the sale or exchange of "second 1250 property" (i.e., depreciable real property) is 25 percent to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designed by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute in taxable years beginning on and after January 1, 1998, the Company may designate (subject to certain limits) whether a distribution is taxable to its noncorporate stockholders at a 20 percent, 25 percent, or 28 percent rate.

                                  UNDERWRITING

     Pursuant to the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") between the Company and A.G. Edwards & Sons, Inc. (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 688,172 shares of Common Stock.

     The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P., which intends to deposit such shares, together with shares of common stock of other entities also acquired from the Underwriter, into a newly-formed unit investment trust (the "Trust") registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is not an affiliate of Nike Securities L.P. or the Trust. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P. at an aggregate purchase price of $11,521,307. It is anticipated that the Underwriter will also participate in the distribution of units of the Trust and will receive compensation therefor.

     Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     Until the distribution of the shares of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. It is not currently anticipated that the Underwriter will engage in any such transactions in connection with this offering.

     If the Underwriter creates a short position in the Common Stock in connection with this offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing shares in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions with the Company.

                                 LEGAL MATTERS

     Legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Shaw Pittman Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. Certain legal matters will be passed upon for the Underwriter by Chapman & Cutler, Chicago, Illinois. Chapman and Cutler will rely on the opinion of Shaw Pittman Potts & Trowbridge as to certain matters of Maryland law.

                   [COMMERCIAL NET LEASE REALTY, INC. LOGO]

                                  $300,000,000
                       COMMERCIAL NET LEASE REALTY, INC.
            DEBT SECURITIES, COMMON STOCK AND COMMON STOCK WARRANTS

                         ------------------------------

     Commercial Net Lease Realty, Inc. (the "Company") may from time to time offer in one or more series (i) its debt securities (the "Debt Securities"), which may be senior debt securities or subordinated debt securities, (ii) Common Stock, par value $.01 per share (the "Common Stock"), or (iii) warrants to purchase Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time or times of offering. The Debt Securities, Common Stock or Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certified or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or other securities of the Company, and any public offering price; (ii) in the case of Common Stock, any public offering price; and (iii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of Offered Securities.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 22, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange under the ticker symbol "NNN." Reports, proxy statements and other information concerning the Company also may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The document listed below has been filed by the Company under the Exchange Act (Exchange Act file number 0-12989) with the Commission and is incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Kevin B. Habicht, Commercial Net Lease Realty, Inc., 400 East South Street, Suite 500, Orlando, Florida 32801 (telephone number: (407)422-1574).

                                  THE COMPANY

     Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), is a real estate investment trust (a "REIT") formed in 1984 that acquires, owns and manages a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses under full-credit, long-term commercial net leases. As of December 31, 1996, the Company owned 195 properties acquired for an aggregate purchase price of approximately $371 million and having an annualized current cash on cost return (on an Inclusive Cost basis as defined below) of approximately 10.4%. For the purposes of the Prospectus, "Inclusive Cost" means all costs related to acquisitions, including but not limited to the purchase price, legal fees and expenses, commissions and title insurance.

     The Company focuses on acquiring freestanding properties that are located within intensive commercial corridors near traffic generators, such as regional malls, business developments and major thoroughfares. These properties, which generally have purchase prices of up to $7.5 million, attract a wide array of established retail tenants. Consequently, management believes that such properties offer attractive opportunities for stable current return and potential capital appreciation. In addition, management believes that the location and design of properties in this niche provide flexibility in use and tenant selection and an increased likelihood of advantageous re-lease terms.

     The Company has been successful in attracting tenants that operate in a variety of retail segments, including Eckerd Drug, Marshalls and Burger King, and "category killer" retailers such as Barnes & Noble Bookstores, OfficeMax, Computer City and Linens 'n Things. "Category killer" retailers offer an extensive variety of merchandise in a defined product category at competitive prices through a "superstore" format, providing the convenience of in-depth product selection in a single location. The Company intends to continue leasing properties it acquires in the future to "category killer" retailers or other major national or regional retail businesses.

     CNL Realty Advisors, Inc. (the "Advisor") is the Company's advisor. The Advisor is a majority owned subsidiary of CNL Group, Inc. ("CNL Group"), a diversified real estate company with expertise in commercial net leased investments that currently owns and manages, either directly or through affiliates (collectively, "CNL Affiliates"), a property portfolio with a cost in excess of $700 million. Under the direction of the Company's Board of Directors, the Advisor has responsibility for the day-to-day operations of the Company, including investment analysis and development, acquisitions, due diligence, and asset management and accounting services. Management of the Company believes that the Advisor's extensive experience and long-term relationships throughout the commercial net leased property industry benefits the Company in selecting, acquiring and managing its properties. In focusing on acquiring freestanding properties that are located within intensive commercial corridors which have been successful in attracting a variety of retail tenants, including "category killer" retailers, management of the Company also believes that the Advisor provides the Company with a competitive advantage in the management and operation of its real estate assets and in the identification of attractive investments. At the time the Company retained the Advisor in July 1992 the Company owned 28 properties leased to one tenant (three of which were subsequently sold). The aggregate cost of such properties was approximately $12.8 million. As of December 31, 1996, the Company had acquired 172 additional properties (two of which were subsequently sold) leased to 36 new tenants for an aggregate purchase price of approximately $361 million.

     Historically, the Company has not had a large enough asset base to provide the economies of scale needed to support efficiently the extensive general and administrative expenses of an in-house management team. As a result, the Advisor has incurred the full expense of a management and acquisition team while receiving advisory and acquisition fees that have offset this expense. However, management believes that the efficiencies currently experienced by employing a third-party advisor will diminish as the Company grows and expects that as the Company continues to grow it will be more cost effective to become self-administered. Management is currently considering whether it may be appropriate at this time to recommend to the Board of Directors that the Company become self-administered. Any recommendation would be evaluated by the Independent Directors, and any transaction by which the Company would become self-administered would be subject to the approval of the stockholders.

     The principal office of the Company is located at 400 East South Street, Suite 500, Orlando, Florida 32801 and the Company's telephone number is
(407)422-1574.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of certain indebtedness outstanding at such time, the acquisition of single tenant freestanding properties as suitable opportunities arise and the expansion and improvement of certain properties in the Company's portfolio.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the year ended December 31, 1996 was 3.49, and for the years ended December 31, 1995, 1994, 1993 and 1992 was 4.06, 12.86, 9.77 and 6.18, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of the provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or other equity securities of the Company, or the method by which any such portion shall be determined;

          (4) if such Debt Securities are convertible, any limitation to the ownership or transferability of the Common Stock or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

          (5) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon the Company in respect to such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the applicable Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (17) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (18) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (19) the provisions, if any, relating to the security provided for such Debt Securities; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Stock and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common
Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any date upon which interest is payable with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

     Each Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company must be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets must expressly assume payment of the principal of (and premium, if any), and interest on, all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion concerning such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, bylaws or statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indenture will require the Company to cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Indenture will require the Company to, and to cause each of its subsidiaries to, keep or cause to be kept in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged (or, if applicable, cause to be transferred to bond or other security), before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (b) all lawful claims for labor, materials and supplied which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, provided, however, that the Company will not be required to pay or discharge (or transfer to bond or other security) or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity it being contested in good faith by appropriate proceedings.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(b) to file with the Trustee copies of the annual reports, quarterly and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of Debt Securities.

     Additional Covenants. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable indenture, the Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any Significant Subsidiary or of the respective property of either; and (g) any other event of default provided with respect to that series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be) has been made, the holders of not less than a majority in principal amount of Debt Securities of such series (or of each series of Debt Securities then outstanding under such Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with such Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the Debt Securities of any series (or of each series of Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indenture will provide that the Trustee thereunder is required to give notice to the holders of Debt Securities issued thereunder within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of the Trustee consider such withholding to be in the interest of such holders.

     The Indenture will provide that no holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities held by that holder at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee thereunder is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to such Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of each series of Debt Securities then outstanding under such Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with any law or such Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company must delivery to each Trustee under the Indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of any Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate of amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain covenants in the applicable Indenture, including those described in "-- Certain Covenants."

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities issued thereunder for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities issued thereunder; (d) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such Debt Securities of any series in any material respect; (e) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities issued thereunder; (g) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock of the Company; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued thereunder in any material respect; or (j) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series issued thereunder in any material respect.

     The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (b) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above);
(c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture; and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the Trustee and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under the caption "-- Certain Covenants") or if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections in the applicable Indenture (which Sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenants as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. In any such event, the Company would remain liable to make payments of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERTIBLE DEBT SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the conversion of Debt Securities, including a description of certain restrictions on the ownership of the Common Stock.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, as well as 50,000,000 shares of Excess Stock, par value $0.01 per share, issuable in exchange for Common Stock as described in the Company's articles of incorporation. At March 31, 1996, the Company had outstanding 23,393,672 shares of Common Stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

GENERAL

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or upon the exercise of the Warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation and bylaws.

COMMON STOCK

     The holders of Common Stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in any distribution to stockholders. Holders of Common Stock have no preemptive, subscription or conversion rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

     The Company purchased from six limited partnerships and one general partnership 14 properties in July 1992, and purchased from a trust one property in August 1993, in exchange for the issuance to the partnerships and the trust of an aggregate of 346,172 restricted shares of Common Stock (the "CNL Transaction"). All of the shares issued in connection with the CNL Transaction are subject to piggyback registration rights under certain circumstances.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT, not more than 50 percent in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; the shares must be beneficially owned (without reference to any rules of attribution) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied. See "Federal Income Tax Considerations -- Taxation of the Company."

     To ensure that five or fewer individuals do not own more than 50 percent in value of the outstanding Common Stock, the Company's articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent in value (the "Ownership Limit") of the outstanding Common Stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Company and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the status of the company as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limit may prevent any person or small group of persons from acquiring unilateral control of the Company.

     If the ownership, transfer or acquisition of shares of Common Stock, or change in capital structure of the Company or other event or transaction would result in (a) any Person (as defined below) owning (applying certain attribution rules) Common Stock in excess of the Ownership Limit, (b) fewer than 100 Persons owning the Common Stock, (c) the Company being "closely held" within the meaning of Section 856(h) of the Code, or (d) the Company failing any of the gross income requirements of Section 856(c) of the Code or otherwise failing to qualify as a REIT, then the ownership, transfer or acquisition, or change in capital structure or other event or transaction that would have such effect will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the Common Stock to the extent required to avoid such a result. Common Stock owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT will automatically be converted to Excess Stock. A holder of Excess Stock is not entitled to distributions, voting rights, and other benefits with respect to such shares except for the right to payment of the purchase price for the shares (or, in the case of a devise or gift or similar event which results in the issuance of Excess Stock, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee or holder of Excess Stock shall be repaid to the Company upon demand. Excess Stock shall be subject to repurchase by the Company at its election. The purchase price of any Excess Stock shall be equal to the lesser of
(i) the price paid in such purported transaction (or, in the case of a devise or gift or similar event resulting in the issuance of Excess Stock, the fair market value at the time of such devise or gift or event), or (ii) the fair market value of such Common Stock on the date on which the Company or its designee determines to exercise its repurchase right. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

     For purposes of the Company's articles of incorporation, the term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside to be used exclusively for the purposes described in
Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but does not include an underwriter which participated in a public offering of Common Stock for a period of sixty (60) days following the purchase by such underwriter of Common Stock therein, provided that the foregoing exclusions shall apply only if the ownership of such Common Stock by such underwriter would not cause the Company to fail to qualify as a REIT by reason of being "closely held" within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

     All certificates representing Common Stock will bear a legend referring to the restrictions described above.

     The articles of incorporation of the Company provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than
5.0 percent of the outstanding Common Stock, or such lower percentage as may be required pursuant to regulations under the Code or as may be requested by the Board of Directors, must file a written notice with the Company no later than January 31 of each year with respect to the prior year containing (a) the name and address of such owner, (b) the number of shares of Common Stock owned by such holder and (c) a description of how such shares are held. In addition, each stockholder shall be required to disclose, upon demand, to the Company in writing such information with respect to the direct indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of the Company by a third party.

TRANSFER AGENT

     First Union National Bank of North Carolina is the Transfer Agent of the Common Stock.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants;
(e) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (f) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (g) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (h) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) any limitations on the acquisition or ownership of such Common Stock Warrants which may be required in order to maintain the status of the Company as a REIT; (l) a discussion of certain federal income tax considerations; and (m) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax consequences of the ownership of the Common Stock of the Company, prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to the Company ("Tax Counsel"). This discussion is based upon the laws, regulations, and reported rulings and decisions in effect as of the date of this Prospectus (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income tax consequences applicable to all investors in light of their particular investment circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of the Company, or to the purchase, ownership or disposition of the Common Stock, has been requested from the Internal Revenue Service (the "Service") or other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the Service were to challenge the conclusions of Tax Counsel, such conclusions should prevail in court. However, opinions of counsel are not binding on the Service or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court. Investors should consult their own tax advisors in determining the federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of the Common Stock of the Company.

TAXATION OF THE COMPANY

     General. Since its inception, the Company has elected, and believes it has qualified, to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code. The provisions of the Code pertaining to REITs are highly technical and complex. If various conditions imposed by the Code are met, a REIT is, with limited exceptions, not taxed at the corporate level on income that is currently distributed to the REIT's stockholders. Undistributed income is taxed at regular corporate rates and may be subject to a 4 percent excise tax. In addition, a REIT may be subject to the "alternative minimum tax" on its items of tax preference and is subject to income tax at the highest corporate rate on income from foreclosure property and to penalty taxes on excessive unqualified income and prohibited transactions.

     If the Company fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, the Company will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of Common Stock. To the extent that the Company would, as a consequence, be subject to tax liability for any such year, the amount of cash available for satisfaction of its liabilities and for distribution to holders of Common Stock would be reduced. Distributions to holders of Common Stock generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, would be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. The Company would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to qualify was due to reasonable cause and not willful neglect and unless certain other requirements were satisfied.

     Opinion of Tax Counsel. Based upon representations made by officers of the Company with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including proposed regulations) and reported administrative and judicial interpretations thereof, upon Tax Counsel's independent review of such documents and other information as Tax Counsel deemed relevant in the circumstances and upon the assumption that the Company will operate in the manner described in this Prospectus, Tax Counsel has advised the Company that, in its opinion, (a) the Company has, for the years 1984 through 1996, met the requirements for qualification and taxation as a REIT and (b) the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for 1997. It must be emphasized, however, that the Company's ability to qualify as a REIT is dependent upon actual operating results and future actions and events by the Company and others, and no assurance can be given that the actual results of the Company's operations and the future actions and events will enable the Company to satisfy in any given year the requirements for qualification and taxation as a REIT.

     Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation (a) which is managed by one or more trustees or directors; (b) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (c) which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation; (d) which is neither a financial institution nor an insurance company; (e) the beneficial ownership of which is held by 100 or more persons; (f) which is not closely held; and (g) which meets certain other tests regarding the nature of its assets and income and the amount of its distributions.

     Ownership Tests. More specifically, the ownership requirements of a REIT are that (a) during the last half of each taxable year not more than 50 percent of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals and (b) there must be at least 100 stockholders on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). In order to meet these requirements, or to otherwise obtain, maintain or reestablish REIT status, and for no other purpose, the Company's articles of incorporation empowers the Board of Directors to redeem, at its option, a sufficient number of shares or to restrict the transfer thereof to bring or to maintain the ownership of shares of the Company in conformity with the requirements of the Code. The redemption price to be paid will be fair market value as reflected in the latest quotations, or, if no quotations are available, the net asset value of the shares as determined by the Board of Directors.

     Under the Company's articles of incorporation, each holder of common stock is required, upon demand, to disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of shares of the Company as the Board of Directors deems necessary to comply with provisions of the Code applicable to the Company, or to comply with the requirements of any other appropriate taxing authority. Certain Treasury regulations govern the method by which the Company is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause the Company to fail to qualify as a REIT. The Company has represented that it has met, and expects to meet, these stock ownership requirements for each taxable year.

     Asset Tests. At the end of each quarter of a REIT's taxable year, at least 75 percent of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables) and government securities. The balance of a REIT's assets generally may be invested without restriction, except that holdings of securities not within the 75 percent class of assets generally must not, with respect to any issuer, exceed 5 percent of the value of the REIT's assets or 10 percent of the issuer's outstanding voting securities. The term "real estate assets" includes real property, interests in real property, leaseholds of land or improvements thereon, and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). The Company has represented that at the end of each quarter it has met, and expects in the future to continue to meet, this asset test.

     Income Tests. A REIT also must meet three separate tests with respect to its sources of income for each taxable year.

     (i) The 75 Percent and 95 Percent Tests. In general, at least 75 percent of a REIT's gross income (excluding income from prohibited transactions) for each taxable year must be from rents from real property, interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources. In addition, a REIT must derive at least 95 percent of its gross income (excluding income from prohibited transactions) for each taxable year from any combination of the items of income which qualify under the 75 percent test, from dividends and interest and from gains from the sale, exchange or other disposition of certain stocks and securities.

     Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. The Company's leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10 percent or more of the Company, directly or constructively owns 10 percent or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15 percent of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company anticipates that none of its gross annual income will be considered attributable to rents that are based in whole or in part on the income or profits of any person;

that no more than a de minimis amount of its gross annual income will be considered attributable to the rental of personal property; and that none of its gross annual income will be from Related Party Tenants. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Company or CNL Advisors will provide certain services with respect to the Properties. The Company does not anticipate that any of these services will be (a) of a type other than those usually or customarily rendered in connection with the rental space for occupancy only or (b) of a type considered rendered to any of the occupants of the Properties.

     Should an entity fail to satisfy either or both of the 75 percent or 95 percent tests for any taxable year, it may still qualify as a REIT if (a) such failure is due to reasonable cause and not willful neglect; (b) it reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and (c) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements were met and the REIT were not disqualified, a penalty tax of 100 percent would be imposed by reference to the amount by which the REIT failed the 75 percent or 95 percent test (whichever amount is greater). No mitigation provision applies if the 30 percent income test, described below, is failed. In such case, the Company will cease to qualify as a REIT.

     (ii) The 30 Percent Test. In addition to the 75 percent and 95 percent tests, a REIT must derive less than 30 percent of its gross income (including gross income from prohibited transactions) from the sale or other disposition of
(i) real property held for less than four years (other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events); (ii) stocks or securities held for less than one year; and (iii) property sold or otherwise disposed of in a prohibited transaction. The Company has represented that it has not recognized and does not expect that it will recognize gross income of a type, in an amount or at a time which would cause it to fail the 30 percent test.

     Distribution Requirements. A REIT must distribute annually to its stockholders ordinary income dividends in an amount equal to at least (a) 95 percent of the sum of (i) its "real estate investment trust taxable income" (before deduction of dividends paid and excluding any net capital gains) and
(ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess non-cash income. Real estate investment trust taxable income generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the REIT's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95 percent, but less than 100 percent, of its real estate investment trust taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(x) 85 percent of its ordinary income, (y) 95 percent of its net capital gain net income for such year and (z) any undistributed taxable income from prior periods, the Company would be subject to a 4 percent excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company has represented that it has made and intends to make distributions to stockholders that will be sufficient to meet the annual distribution requirements. Under some circumstances, however, it is possible that the Company may not have sufficient funds from its operations to pay cash dividends to satisfy these distribution requirements. If the cash available to the Company is insufficient, the Company might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. If the Company ultimately were unable to satisfy the 95 percent distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for distributions to holders of the Common Stock.

     If the Company were to fail to meet the 95 percent distribution requirement as a result of an adjustment to the Company's tax returns by the Service, the Company could maintain its qualification as a REIT by paying a "deficiency dividend" (plus a penalty and interest) within a specified period which will be permitted as a deduction in the taxable year with respect to which the adjustment is made.

     Taxation of Taxable Domestic Stockholders. For any taxable year in which the Company qualifies as a REIT for federal income tax purposes, distributions by the Company to its stockholders that are United States persons (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation) generally will be taxed as ordinary income. Amounts received by such United States persons that are properly designated as capital gain dividends by the Company generally will be taxed as long-term capital gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20 percent of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. Distributions to such United States persons in excess of the Company's current or accumulated earnings and profits will be considered first a tax-free return of capital, reducing the tax basis of each stockholder's Common Stock, and then, to the extent the distribution exceeds each stockholder's basis, a gain realized from the sale of Common Stock. The Company will notify each stockholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital. Any dividend that is (a) declared by the Company in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (b) actually paid by the Company in January of the following year, shall be deemed to have been both paid by the Company and received by the stockholders on December 31 of such calendar year and, as a result, will be includable in gross income of the stockholders for the taxable year which includes such December 31.

     Stockholders may not deduct on their income tax returns any net operating or net capital losses of the Company. Net operating losses may be carried forward by the Company for 15 years and used to reduce taxable income and the amounts that the Company will be required to distribute in order to remain qualified as a REIT. Net capital losses may be carried forward by the Company for five years and used to reduce capital gains. Losses not used within the relevant period expire.

     Upon the sale or other disposition of the Company's Common Stock, a stockholder generally will recognize capital gain or loss equal to the difference between this amount realized on the sale or other disposition and the adjusted basis of the shares involved in the transaction. Such gain or loss will be long-term capital gain or loss if, at the time of sale or other disposition, the shares involved have been held for more than one year. In addition, if a stockholder receives a capital gain dividend with respect to a share of Common Stock which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

     Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, stockholders will not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of Common Stock generally will be treated as investment income for purposes of the investment income limitation.

     The state and local income tax treatment of the Company and its stockholders may not conform to the federal income tax treatment described above. (For example, in most states, individual stockholders who are residents of the state will be subject to state income tax on dividends and gains on their shares in the Company, but the state of Delaware -- unlike most, if not all, other states -- also taxes nonresident stockholders of a REIT on dividends and gains from the REIT to the extent, if any, that such income is attributable to property located in Delaware.) As a result, investors should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in Common Stock.

     Backup Withholding. The Company will report to its stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31 percent with respect to distributions paid unless such other holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     Taxation of Tax-Exempt Stockholders. Distributions by the Company to a stockholder that is a tax-exempt entity generally will not constitute "unrelated business taxable income" ("UBTI") as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. For taxable years beginning after December 31, 1993, however, qualified trusts that hold more than 10 percent (by value) of the shares of certain REITs may be required to treat a certain percentage of the distributions of such REITs as UBTI. The conditions which trigger this requirement do not currently exist, and the Company does not anticipate that they will ever exist. This requirement will apply only if (a) the REIT would not qualify as such for federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares being held by qualified trusts and (b) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25 percent by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10 percent by value of the REIT interests, hold in the aggregate more than 50 percent of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income (less certain associated expenses of the REIT). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5 percent for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirements without relying upon the "look-through" exception. The existing restrictions on ownership of shares in the articles of incorporation will prevent the application of the provisions treating a portion of the REIT distributions as UBTI to tax-exempt entities purchasing shares pursuant to the Offering, absent a waiver of the restrictions by the Board of Directors.

                              ERISA CONSIDERATIONS

     THE FOLLOWING IS A SUMMARY OF MATERIAL CONSIDERATIONS ARISING UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA") AND THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO PROSPECTIVE INVESTORS. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF ERISA OR THE CODE THAT MAY BE RELEVANT TO PARTICULAR INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE OFFERED SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Offered Securities. Accordingly, such fiduciary should consider (a) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (b) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (c) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (d) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly-offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and will be registered within the relevant time period under Section 12(b) of the Exchange Act.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to a public offering as a result of events beyond the issuer's control. The Company expects the Common Stock to be "widely held."

     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this Offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the articles of incorporation on the transfer of the Common Stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Common Stock to be "freely transferable." See "Description of Common Stock -- Restrictions on Ownership." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the Common Stock.

     Assuming that the Common Stock will be "widely held" and "freely transferable," the Company believes that the Common Stock will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be "plan assets" of any plan that invests in the Common Stock.

     Additional ERISA considerations that apply to the acquisition or continued holding of Offered Securities that are Common Stock Warrants or Debt Securities which are convertible into equity securities will be contained in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference from the Company's Annual Report on Form 10-K in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. In addition, the description of federal income tax consequences contained in this Prospectus is based upon the opinion of Shaw, Pittman, Potts & Trowbridge.

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NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
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                               TABLE OF CONTENTS
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                           ----
The Company.............................    S-3
Recent Developments.....................    S-4
Properties..............................    S-5
Risk Factors............................    S-6
Use of Proceeds.........................    S-8
Price Range of Common Stock and
  Dividends.............................    S-9
Certain Federal Income Tax
  Considerations........................   S-10
Underwriting............................   S-11
Legal Matters...........................   S-11

PROSPECTUS
Available Information...................      2
Incorporation of Certain Documents by
  Reference.............................      2
The Company.............................      3
Use of Proceeds.........................      4
Ratios of Earnings to Fixed Charges.....      4
Description of Debt Securities..........      4
Description of Common Stock.............     14
Description of Common Stock Warrants....     16
Federal Income Tax Considerations.......     16
ERISA Considerations....................     21
Plan of Distribution....................     23
Experts.................................     24
Legal Matters...........................     24

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                                688,172 SHARES
                             COMMERCIAL NET LEASE
                                 REALTY, INC.
                                 COMMON STOCK

                   [COMMERCIAL NET LEASE REALTY, INC. LOGO]

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                            PROSPECTUS SUPPLEMENT
                              FEBRUARY 19, 1998
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                          A.G. EDWARDS & SONS, INC.


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